Exhibit 15.2
[Letterhead of Fangda Partners]
May 11, 2011
VanceInfo Technologies Inc.
3/F Building 8, Zhongguancun Software Park, Haidian District
Beijing 100193, People’s Republic of China
Dear Sirs,
We consent to the reference to our firm under the headings “Item 3. Key Information — D. Risk Factors” and “Item 4. Information on the Company — B. Business Overview” in VanceInfo Technologies Inc.’s Annual Report on Form 20-F for the year ended December 31, 2010 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of May 2011. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.
Yours faithfully,
/s/ Fangda Partners
Fangda Partners